Exhibit 2.6

ARTICLES OF AMENDMENT
                                       OF ARTICLES OF INCORPORATION OF
                                     McINTOSH BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. § 14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, McIntosh Bancshares, Inc., Jackson, Butts County, Georgia (the “Company”), files herewith Articles of Amendment to its Articles of Incorporation, such filing being a duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its original articles and previous amendments to such articles.
1.           The name of the corporation is McIntosh Bancshares, Inc.
2.           The Board of Directors of the Company on March 18, 2010, unanimously adopted a resolution deleting in its entirety Article 3(a) of the Articles of Incorporation, as amended, of McIntosh Bancshares, Inc. and substituting in lieu thereof the following new Article 3(a) to read as follows:
“ARTICLE 3

(a)           The total number of shares of capital stock which the Corporation is authorized to issue is thirty-five million (35,000,000) shares, divided into twenty-five million (25,000,000) shares of common stock, $1.00 par value (“Common Stock”), and ten million (10,000,000) shares of preferred stock, no par value (“Preferred Stock”).”

3.           This Amendment was adopted by the Board of Directors of McIntosh Bancshares, Inc. on March 18, 2010.
4.           This Amendment was approved by the shareholders of the Company by a greater than two-thirds affirmative vote at the Company's annual meeting of shareholders meeting held on May 20, 2010 and in accordance with O.C.G.A. § 14-2-1003.
5.           This Amendment to the Articles of Incorporation of McIntosh Bancshares, Inc. shall be effective on May 20, 2010.
IN WITNESS WHEREOF, McIntosh Bancshares, Inc., Jackson, Butts County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officers and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.
MCINTOSH BANCSHARES, INC.

By:       /s/ William K. Malone
 William K. Malone, Chief Executive Officer

Attest:   /s/ Darren M. Cantlay
 Darren M. Cantlay, Chief Financial Officer